Exhibit 99.1
Richard Lewis Communications, Inc.
corporate communications • investor relations
35 West 35th Street, Suite 502, New York, NY 10001-2205
Telephone: 212.827.0020 Fax: 212.827.0028
www.rlcinc.com
FOR IMMEDIATE RELEASE
NYMAGIC, INC. REPORTS 2009 SECOND QUARTER RESULTS
New York, August 3, 2009. NYMAGIC, INC. (NYSE: NYM) reported today the results of consolidated operations for the second quarter ended June 30, 2009. The Company reported net income of $14.2 million, or $1.65 per diluted share for the three months ended June 30, 2009, compared with net losses of $(4.7) million, or $(.55) per diluted share, for the second quarter of 2008. Net income for the six months ended June 30, 2009 totaled $17.7 million, or $2.05 per diluted share, compared with net losses of $(34.5) million, or $(3.98) per diluted share, for the six months ended June 30, 2008.
Book value per share, calculated on a fully diluted basis, increased from $19.11 at December 31, 2008 to $21.74 at June 30, 2009. This was an increase of 13.8%.
INSURANCE OPERATIONS
Gross premiums written totaled $50.3 million and net premiums written totaled $35.3 million for the second quarter of 2009, compared with gross premiums written of $47.6 million and net premiums written of $34.3 million during the second quarter of 2008. This represented increases of 6% and 3%, respectively.
Gross premiums written totaled $117.9 million and net premiums written totaled $88.3 million for the six months ended June 30, 2009, compared with gross premiums written of $119.2 million and net premiums written of $94.2 million during the first six months of 2008. This represented decreases of 1% and 6%, respectively.
The Company’s decision to terminate a cargo program at the end of 2007 caused reductions in both gross and net premiums written totaling approximately $1.9 million and $4.7 million for the three months and six months ended June 30, 2009, respectively.
Net premiums earned totaled $39.0 million for the second quarter of 2009, compared with net premiums earned of $43.1 million during the second quarter of 2008. This represented a decrease of 9%. All of this decrease occurred within the Ocean Marine segment and a substantial portion of this was attributable to termination of the cargo program referred to above.

Net premiums earned totaled $79.2 million for the six months ended June 30, 2009, compared with net premiums earned of $88.0 million during the first six months of 2008. This represented a decrease of 10%. Most of this decline occurred within the Ocean Marine segment and a substantial portion of this was attributable to termination of the cargo program referred to above.
The Company’s combined ratio was 93.0% for the three months ended June 30, 2009 as compared with 130.1% for the same period of 2008. The Company’s combined ratio was 96.4% for the six months ended June 30, 2009 as compared with 114.4% for the same period of 2008. A settlement of certain disputed reinsurance receivables contributed 28.8% and 14.1% to the combined ratios for the second quarter and six months ended June 30, 2008, respectively.
Favorable loss reserve development amounted to $6.2 million and $9.3 million for the second quarter and six months ended June 30, 2009. Favorable loss development in 2009 occurred in each business segment primarily as a result of favorable loss reporting trends including $1.8 million in the aviation line of business in the second quarter of 2009.
For the second quarter and six months ended June 30, 2008, adverse loss reserve development amounted to $10.1 million and $9.1 million, respectively. Adverse development included $12.4 million attributable to reinsurance receivables write-offs that was partially offset by favorable development in the ocean and inland marine lines of business.
INVESTMENTS
Net investment income amounted to $13.2 million for the second quarter of 2009 compared with net investment income of $4.9 million for the same period of 2008. For the six months ended June 30, 2009, net investment income was $19.7 million as compared with a net investment loss of $(8.1) million for the same period of 2008.
Investment income for the six months ended June 30, 2009 includes $5.6 million from increases in the market value of investments categorized as trading securities, which are primarily tax-exempt securities, and commercial loans. In addition, $9.2 million of income was recorded from limited partnerships.
Net investment loss for the six months ended June 30, 2008 included losses of $(11.7) million due to declines in the market value of trading securities and commercial loans. During 2008, trading securities included municipal bonds, preferred stocks, hedged positions and exchange-traded funds.

Net realized investment gains were $1.7 million for the second quarter of 2009, as compared with net realized investment gains of $898,000 for the same period of 2008. Net realized investment gains for the six months ended June 30, 2009 were $1.3 million compared with net realized investment losses of $(31.4) million for the same period in 2008. The net realized investment gains in 2009 resulted primarily from the sale of selected municipal securities and US Treasury securities undertaken to further reposition the Company’s holdings. Net realized investment losses for the six months ended June 30, 2008 were almost entirely attributable to the decline in the market value of the Company’s investments in residential mortgage backed securities that was recorded at that time.
Net income for the second quarter and six months ended June 30, 2009 included tax benefits of $3.3 million or $.38 per diluted share as a result of the partial reversal of the deferred tax valuation allowance previously provided for capital losses. This resulted from capital gains achieved within the investment portfolio during the first six months of 2009.
At June 30, 2009 the Company’s total cash, investments and net receivable for securities sold amounted to $617.9 million, compared with $593.2 million at March 31, 2009 and $572.4 million at December 31, 2008. The investment portfolio at June 30, 2009 consisted of cash, short-term investments and net receivable for securities sold of $198.9 million, or 32.2%; fixed maturities and other debt investments of $298.8 million, or 48.3%; and limited partnership hedge funds of $120.2 million, or 19.5%.
ACCUMULATED OTHER COMPREHENSIVE INCOME
Effective April 1, 2009, the Company adopted a new accounting standard promulgated by the FASB (FSP FAS 115-2), which applies to the Company’s investment portfolio. The Company’s total stockholders’ equity was unchanged by adopting this new accounting standard. However, retained earnings were increased by $26.1 million and accumulated comprehensive income was reduced by the same amount. These changes are attributable to a reclassification of non-credit investment impairment losses previously recognized on the Company’s residential mortgage backed securities holdings that are currently being held to maturity. The chief consequence of this change in subsequent reporting periods is that the Company will record any future principal payments received on its residential mortgage backed securities in excess of its carrying amount as credits to other comprehensive income instead of recording the excess in the Company’s income statement.
Separately, other comprehensive income was favorably impacted by $5.0 million due to unrealized appreciation in the Company’s corporate and municipal bond portfolios that are carried as available for sale. This increased stockholders equity by the same amount.

SUBSEQUENT EVENT
In the third quarter of 2009, the Company will report an after tax gain of approximately $3.0 million resulting from its receipt as the beneficiary of the proceeds of a life insurance policy on a former director.
MANAGEMENT COMMENT
George Kallop, President and Chief Executive Officer, in commenting on the quarter said, “The Company is very pleased with the overall results in the second quarter of 2009. Within insurance operations, the Company achieved increases in gross and net written premiums over the prior year’s second quarter, and our loss ratio was excellent. At the same time, our investment returns were exceptional. We have achieved a 13.8% increase in book value per share since the beginning of the year, and we are very pleased with the return on our stockholders equity during this period.”
NYMAGIC, INC. will hold a conference call on its second quarter 2009 financial results live on Tuesday, August 4, 2009 at 9:00 A.M. ET. The call will last for up to one hour.
Investors and interested parties will have the opportunity to listen to and join in the call by calling 800-374-0763 entering ID# 22447666 and registering with the operator. Please call no later than 10 minutes prior to the start of the call to register. A replay of the conference call will be available for 30 days by dialing 800-642-1687 and entering ID 22447666.
NYMAGIC, INC. is an insurance holding company whose property and casualty insurance subsidiaries specialize in writing ocean marine, inland marine and non-marine liability insurance, and whose agency subsidiaries specialize in establishing markets for such business. The Company maintains offices in New York and Chicago.

This report contains certain forward-looking statements concerning the Company’s operations, economic performance and financial condition, including, in particular, the likelihood of the Company’s success in developing and expanding its business. Any forward-looking statements concerning the Company’s operations, economic performance and financial condition contained herein, including statements related to the outlook for the Company’s performance in 2009 and beyond, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon a number of assumptions and estimates which inherently are subject to uncertainties and contingencies, many of which are beyond the control of the Company. Some of these assumptions may not materialize and unanticipated events may occur which could cause actual results to differ materially from such statements. These include, but are not limited to, the cyclical nature of the insurance and reinsurance industry, premium rates, investment results and risk assessments, the estimation of loss reserves and loss reserve development, uncertainties associated with asbestos and environmental claims, including difficulties with assessing latent injuries and the impact of litigation settlements, bankruptcies and potential legislation, the uncertainty surrounding the loss amounts related to the attacks of September 11, 2001, and hurricanes Katrina and Rita, the occurrence and effects of wars and acts of terrorism, net loss retention, the effect of competition, the ability to collect reinsurance receivables and the timing of such collections, the availability and cost of reinsurance, the possibility that the outcome of any litigation or arbitration proceeding is unfavorable, the ability to pay dividends, regulatory changes, changes in the ratings assigned to the Company by rating agencies, failure to retain key personnel, the possibility that our relationship with Mariner Partners, Inc. could terminate or change, and the fact that ownership of our common stock is concentrated among a few major stockholders and is subject to the voting agreement, as well as assumptions underlying any of the foregoing and are generally expressed with words such as “intends,” “intend,” “intended,” “believes,” “estimates,” “expects,” “anticipates,” “plans,” “projects,” “forecasts,” “goals,” “could have,” “may have” and similar expressions. These and other risks could cause actual results for the 2009 year and beyond to differ materially from those expressed in any forward-looking statements made. Investors are referred to the full discussion of risks and uncertainties included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, including those specified under the caption “I. A. Risk Factors” and in other documents filed by the Company with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to update publicly or revise any forward-looking statements made.
(Comparative Table Attached)

NYMAGIC, INC.
TABLE OF RESULTS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenues:
Net premiums earned	$39,041	$43,092	$79,171	$87,997
Net investment income (loss)	13,191	4,911	19,743	(8,105)
Net realized investment gains (losses) after impairment	1,713	898	1,296	(31,350)
Commission and other income	122	80	127	139

Total revenues	54,067	48,981	100,337	48,681

Expenses:
Net losses & loss adjustment exp.	17,329	36,870	38,012	62,891
Policy acquisition expenses	8,530	9,510	17,826	19,345
General & administrative expenses	10,434	9,671	20,478	18,438
Interest expense	1,684	1,680	3,364	3,356

Total expenses	37,977	57,731	79,680	104,030

Income (loss) before income taxes	16,090	(8,750)	20,657	(55,349)

Total income tax expense (benefit)	1,886	(4,004)	2,975	(20,855)

Net income (loss)	$14,204	$(4,746)	$17,682	$(34,494)

Earnings per share:
Basic	$1.69	$(.55)	$2.10	$(3.98)

Diluted	$1.65	$(.55)	$2.05	$(3.98)

Weighted average shares outstanding:
Basic	8,424	8,638	8,418	8,672
Diluted	8,625	8,638	8,608	8,672

	June 30,	December 31,
Balance sheet data:	2009	2008
Shareholders’ equity	$187,572	$164,073
Book value per share (1)	$21.74	$19.11

(1)	Calculated on a fully diluted basis.
Supplementary information:

NYMAGIC Gross Premiums Written
	Three months ended June 30,			Six months ended June 30,
By Segment	2009	2008	Change	2009	2008	Change
	(Dollars in thousands)
Ocean marine	$24,516	$23,316	5%	$44,600	$45,557	(2%)
Inland marine/fire	5,095	4,971	2%	11,291	8,539	32%
Other liability	20,739	19,268	8%	62,039	65,042	(5%)

Subtotal	50,350	47,555	6%	117,930	119,138	(1%)
Runoff lines (Aircraft)	(74)	13	NM	9	58	NM

Total	$50,276	$47,568	6%	$117,939	$119,196	(1%)

NYMAGIC Net Premiums Written
	Three months ended June 30,			Six months ended June 30,
By Segment	2009	2008	Change	2009	2008	Change
	(Dollars in thousands)
Ocean marine	$15,719	$16,190	(3%)	$29,937	$33,744	(11%)
Inland marine/fire	1,869	1,413	32%	3,776	2,654	42%
Other liability	17,823	16,667	7%	54,739	57,711	(5%)

Subtotal	35,411	34,270	3%	88,452	94,109	(6%)
Runoff lines (Aircraft)	(123)	18	NM	(149)	96	NM

Total	$35,288	$34,288	3%	$88,303	$94,205	(6%)

NYMAGIC Net Premiums Earned
	Three months ended June 30,			Six months ended June 30,
By Segment	2009	2008	Change	2009	2008	Change
	(Dollars in thousands)
Ocean marine	$14,137	$18,310	(23%)	$27,425	$36,133	(24%)
Inland marine/fire	1,567	1,556	1%	2,749	3,201	(14%)
Other liability	23,460	23,208	1%	49,146	48,567	1%

Subtotal	39,164	43,074	(9%)	79,320	87,901	(10%)
Runoff lines (Aircraft)	(123)	18	NM	(149)	96	NM

Total	$39,041	$43,092	(9%)	$79,171	$87,997	(10%)

Investment income results:

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008
	(in millions)
Fixed maturities, held to maturity	$0.5	$—	$1.1	$—
Fixed maturities, available for sale	2.7	1.7	4.7	3.7
Fixed maturities, trading securities	0.7	(0.7)	3.7	(11.4)
Short-term investments	0.1	0.5	0.3	1.5
Equity in earnings of limited partnerships	8.0	3.7	9.2	0.6
Commercial loans	1.8	0.8	1.9	(0.3)

Total investment income	13.8	6.0	20.9	(5.9)
Investment expenses	(0.6)	(1.1)	(1.2)	(2.2)

Net investment income	$13.2	$4.9	$19.7	$(8.1)

CONTACT:
NYMAGIC, INC.
A. George Kallop, 212-551-0744
          or
Richard Lewis Communications
Cecelia Heer or Gregory Tiberend, 212-827-0020